Exhibit 99.1

U.S. Silica Completes Transaction with Apollo Funds

KATY, TX and NEW YORK, NY – July 31, 2024 – U.S. Silica Holdings, Inc. (“U.S. Silica” or the “Company”), a diversified minerals company and a leading last-mile logistics provider to the oil and gas industry, and Apollo (NYSE: APO) today announced that funds managed by affiliates of Apollo (the “Apollo Funds”) have completed the previously announced acquisition of the Company. The Company will continue to operate under the U.S. Silica name and brand and will continue to be led by Bryan Shinn and the existing executive team.

Mr. Shinn, Chief Executive Officer of U.S. Silica, said, “The closing of this transaction with Apollo Funds begins an exciting new chapter in the storied history of U.S. Silica. In Apollo Funds, we have found an experienced partner who shares with us an aligned vision for future growth. Our ability to take this step from a position of strength is a testament to the Company’s excellent foundation and the dedication of our employees. We look forward to executing on the growth opportunities in front of us.”

Gareth Turner, Partner at Apollo, said, “We are pleased to complete this acquisition and support the exceptional U.S. Silica management team as the Company embarks on its next phase of growth. With its high-quality reserve base and culture of innovation to provide performance-driven customer solutions, U.S. Silica is a strong platform which we believe we can build on for future success, leveraging our significant industry expertise.”

Transaction Details

Pursuant to the terms of the transaction, an affiliate of Apollo Funds acquired all of the outstanding shares of U.S. Silica stock. Shareholders are entitled to receive $15.50 per share in cash for each share of U.S. Silica (SLCA) common stock owned. As a result of the transaction completion, U.S. Silica’s common stock no longer trades on the New York Stock Exchange.

Advisors

Piper Sandler & Co. acted as a financial advisor to U.S. Silica, and Morrison & Foerster LLP served as U.S. Silica’s legal counsel. Wachtell, Lipton, Rosen & Katz served as legal counsel and BNP Paribas Securities Corp and Barclays served as financial advisors to Apollo Funds.

About U.S. Silica

U.S. Silica Holdings, Inc. is a global performance materials company and is a member of the Russell 2000. The Company is a leading producer of commercial silica used in the oil and gas industry and in a wide range of industrial applications. Over its 124-year history, U.S. Silica has developed core competencies in mining, processing, logistics and materials science that enable it to produce and cost-effectively deliver over 800 diversified products to customers across our end markets.

U.S. Silica’s wholly-owned subsidiaries include EP Minerals and SandBox Logistics™. EP Minerals is an industry leader in the production of products derived from diatomaceous earth, perlite, engineered clays, and non-activated clays. SandBox Logistics™ is a state-of-the-art leader in proppant storage, handling and well-site delivery, dedicated to making proppant logistics cleaner, safer and more efficient. The Company has 26 operating mines and processing facilities and two additional exploration stage properties across the United States and is headquartered in Katy, Texas.

About Apollo

Apollo is a high-growth, global alternative asset manager. In our asset management business, we seek to provide our clients excess return at every point along the risk-reward spectrum from investment grade to private equity with a focus on three investing strategies: yield, hybrid, and equity. For more than three decades, our investing expertise across our fully integrated platform has served the financial return needs of our clients and provided businesses with innovative capital solutions for growth. Through Athene, our retirement services business, we specialize in helping clients achieve financial security by providing a suite of retirement savings products and acting as a solutions provider to institutions. Our patient, creative, and knowledgeable approach to investing aligns our clients, businesses we invest in, our employees, and the communities we impact, to expand opportunity and achieve positive outcomes. As of March 31, 2024, Apollo had approximately $671 billion of assets under management. To learn more, please visit www.apollo.com.

Forward-Looking Statements

This communication contains forward-looking statements. These forward-looking statements generally can be identified by phrases such as “anticipate,” “believe,” “expect,” “estimate,” “plan,” “outlook” and “project” or other words or phrases of similar import. These statements are based on current expectations, estimates and projections about the industry, markets in which the Company operates, management’s beliefs, assumptions made by management and the transactions described in this communication. While the Company’s management believes the assumptions underlying the forward-looking statements and information contained herein are reasonable, such information is necessarily subject to uncertainties and may involve certain risks, many of which are difficult to predict and are beyond management’s control. These risks include, but are not limited to, the ability to recognize the anticipated benefits of the transaction, the amount of costs, fees, expenses and charges related to the transaction and the other risks and important factors contained and identified in the Company’s filings with the U.S. Securities and Exchange Commission, such as the definitive proxy statement on Schedule 14A filed by the Company on June 11, 2024, as supplemented on July 8, 2024, and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, as well as the Company’s subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K filed from time to time, any of which could cause actual results to differ materially from the forward-looking statements in this communication.

The Company cautions investors not to unduly rely on any forward-looking statements. The forward-looking statements speak only as of the date of this communication. The Company undertakes no obligation or duty to update or revise any of these forward-looking statements after the date of this communication, nor to conform prior statements to actual results or revised expectations, and the Company does not intend to do so.

U.S. Silica Contacts

Ida Ashley

Vice President, Human Resources

ashleyi@ussilica.com

Apollo Contacts

Noah Gunn

Global Head of Investor Relations

Apollo Global Management, Inc.

(212) 822-0540

IR@apollo.com

Joanna Rose

Global Head of Corporate Communications

Apollo Global Management, Inc.

(212) 822-0491

communications@apollo.com